Exhibit 21.1

Subsidiaries of the Registrant

Legal Name of Subsidiary	Jurisdiction of Organization
Munn Works, LLC	New York
SteriLuman, Inc.	New York
PURO Lighting, LLC	Colorado
LED Supply Co. LLC.	Colorado